Exhibit 10.27

ACCOUNTS RECEIVABLE PURCHASE MODIFICATION AGREEMENT

This Accounts Receivable Purchase Modification Agreement is entered into as of September 19, 2003, by and between EGAIN COMMUNICATIONS CORPORATION (the “Seller”) and Silicon Valley Bank (“Buyer”).

1.    DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Seller to Buyer, Seller is indebted to Buyer pursuant to, among other documents, a Accounts Receivable Purchase Agreement, dated September 24, 2002 by and between Seller and Buyer, as may be amended from time to time, (the “Accounts Receivable Purchase Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Accounts Receivable Purchase Agreement.

Hereinafter, all indebtedness owing by Seller to Buyer shall be referred to as the “Indebtedness”.

2.    DESCRIPTION OF COLLATERAL. The Collateral as described in the Accounts Receivable Purchase Agreement secures repayment of the Indebtedness.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Indebtedness shall be referred to as the “Security Documents”. Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the “Existing Documents”.

3.    DESCRIPTION OF CHANGE IN TERMS.

A.	Modification(s) to Accounts Receivable Purchase Agreement, effective as of the date first written above:

1.	Section 3.2 entitled “Finance Charges” is hereby amended in its entirety to read as follows:

On each Reconciliation Date Seller shall pay to Buyer a finance charge in an amount equal to the greater of (i) 7.00% or (ii) 3.00 percentage points above Prime Rate per annum of the average daily Account Balance outstanding during the applicable Reconciliation Period (the “Finance Charges”). Buyer shall deduct the accrued Finance Charges from the Reserve as set forth in Section 3.5 below.

2.	Section 16 entitled “Term and Termination” is hereby amended in part to provide that the term of this Agreement shall be through December 31, 2003.

4.    CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

5.    NO DEFENSES OF SELLER. Seller agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness.

6.    CONTINUING VALIDITY. Seller understands and agrees that in modifying the existing Indebtedness, Buyer is relying upon Seller’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Accounts Receivable Purchase Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Buyer’s agreement to modifications to the existing Indebtedness pursuant to this Accounts Receivable Purchase Modification Agreement in no way shall obligate Buyer to make any future modifications to the Indebtedness. Nothing in this Accounts Receivable Purchase Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Buyer and Seller to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Buyer in writing. No maker, endorser, or guarantor will be released by virtue of this Accounts Receivable Purchase Modification Agreement. The terms of this paragraph apply not only to this Accounts Receivable Purchase Modification Agreement, but also to any subsequent Accounts Receivable Purchase modification agreements.

This Accounts Receivable Purchase Modification Agreement is executed as of the date first written above.

SELLER:	BUYER:

EGAIN COMMUNICATIONS CORPORATION	SILICON VALLEY BANK

By: ________________________________	By: _______________________________
Name: ______________________________	Name: _____________________________
Title: _______________________________	Title: ______________________________

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